Exhibit 10.31

EXCLUSIVE MANAGEMENT

AND ADMINISTRATIVE SERVICES AGREEMENT

THIS EXCLUSIVE MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) effective _____________, is by and between _____________ (“Manager”) and _________, a ____________ professional [corporation, association] (“Practice”).

WHEREAS, Practice is a professional [corporation, association] which employs physicians and other clinical professionals qualified to provide services in neonatology, maternal-fetal medicine, and other pediatric subspecialties and/or certain other professional services to patients (“Professional Medical Services”); and

WHEREAS, Manager is a corporation engaged in the business of providing administrative and management services (collectively, “Management Services”) to medical practices; and

NOW, THEREFORE, in consideration of the mutual promises and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound by this Agreement agree as follows:

ARTICLE 1.

ENGAGEMENT

Practice hereby engages Manager, and Manager hereby agrees to be engaged by Practice, to provide or arrange for the provision of the management and administrative services described in this Agreement, so as to support the provision of Professional Medical Services by Practice to hospitals, other healthcare facilities, and their patients, through the physicians and other clinical employees or independent contractors of Practice (the “Professionals”).

ARTICLE 2.

DUTIES OF MANAGER

Manager shall provide or arrange to provide certain Management Services required for the day-to-day operations of Practice and shall have authority over all decision-making relating to the provision of such services. Manager does not have any decision-making authority over the provision of Professional Medical Services, which shall be the exclusive responsibility of the Professionals. Management Services include but are not limited to the following:

2.1 Coding. Manager will provide resources to Practice to assist with the process of assigning CPT and ICD-9 codes, as appropriate to the Professional Medical Services provided by the Professionals. Such services may include implementation of coding guidelines, computerized billing programs and individual coding review. The Practice acknowledges that, although

Manager will provide resources to assist the coding process, final coding decisions shall be the responsibility of the Professionals.

2.2 Billing and Collection Services. Manager shall provide billing and collection services for all Professional Medical Services rendered by Practice and its Professionals. Such services shall include: the correlation of records kept by the Professionals who render care; maintenance of insurance information for each patient; computation and submission of bills for each patient account; pursuit of any disputed claims, including the filing of lawsuits to obtain payment; and accounting for the collection of all revenues. To facilitate the expeditious collection of all of Practice’s fees for services provided by its Professionals, and to assist Manager in providing appropriate cash flow management to Practice, Practice hereby assigns to Manager all of its professional fees and accounts receivable for services provided, once collected by Practice, excluding fees and accounts receivable relating to professional services rendered to patients eligible for coverage under the Medicare or Medicaid programs or other third party payors which prohibit such assignments, and hereby appoints Manager as its true and lawful attorney-in-fact, with full power to collect and otherwise deal in and with such fees and receivables assigned by Practice; provided, however, that, to the extent allowed by law, Practice assigns to Manager all income received by it on account of services rendered to patients of Practice who are eligible for coverage in the Medicare or Medicaid programs and other third party payors which prohibit assignments, and Practice agrees to surrender, transfer, and remit to Manager promptly all fees received on behalf of or from such patients. Practice agrees to execute any and all instruments and documents deemed necessary or desirable by Manager to carry out the provisions of this section. Practice agrees that, to the extent Manager receives notice from a hospital or other healthcare entity of, or Manager makes on its own behalf, a bona fide request to write-off or hold in abeyance any of Practice’s professional fees, that Practice will not unreasonably refuse the request of the hospital or other healthcare entity or Manager.

2.3 Third Party Payors. Manager shall act as the liaison of Practice with all third party payors for the purpose of negotiating managed care, preferred provider and other agreements with such third party payors. Manager shall monitor performance of the respective parties to such agreements for compliance with the terms and conditions set forth therein, as well as all applicable federal and state laws, rules and regulations.

2.4 Hospital Liaison. Manager shall be the administrative liaison between Practice and any hospital or other healthcare entity in which Practice and/or Professionals provide Professional Medical Services, including pursuant to a contractual arrangement between Practice and the hospital or other healthcare entity. Manager shall provide to Practice all administrative services associated with Practice’s Professional Medical Services at such hospitals. Manager shall also bill and collect all medical director stipends, coverage fees or other sums that may be due from such hospitals or other healthcare entity.

2.5 Human Resources Services. Manager shall provide the following human resources services: maintenance of employment records on each employee; establishment and administration of employee benefits, including insurance plans; recruiting and hiring of any personnel other than the Professionals (the “Non-Clinical Personnel”); evaluation and salary recommendations for Non-Clinical Personnel; provision of day-to-day management and direction to Non-Clinical Personnel; and development of human resource policies and procedures pertaining to Non-Clinical Personnel. Manager shall establish payroll accounts and procedures in accordance with Section 2.7.

2.6 Financial Services. Manager shall provide the following financial services: Manager shall provide such bookkeeping services as may be required to keep the books and accounts of Practice, and may, at its discretion, retain a professional accountant to perform same; Manager shall manage, federal, state and local tax compliance and liabilities; and Manager shall track and pay all accounts on behalf of the Practice.

Manager and Practice shall work together to develop a fee schedule for Professional Medical Services to be provided by Practice; provided, however, that such fee schedule shall be subject to the final approval of Manager. Manager shall review the fee schedule on a periodic basis and recommend changes to Practice as may be necessary.

2.7 Cash Management. Manager is authorized to open one or more bank accounts necessary to manage the finances of Practice. Manager is authorized to establish payroll systems and make payroll payments, pay accounts payable and otherwise satisfy the obligations of Practice from these accounts. Manager shall deposit all collections from services rendered by Practice into these accounts. Manager shall prepare monthly reconciliations of all bank accounts.

2.8 Recruiting. Manager shall recruit Professionals on behalf of Practice. Practice retains responsibility for monitoring and maintaining the qualifications of its Professionals. The parties agree that the role of Manager is to present candidates for consideration by Practice, and that Practice shall have ultimate responsibility for the hiring and termination of Professionals. The contract between Practice and a hospital or other healthcare entity shall govern the types of specialties of the Professionals needed for the Practice.

2.9 Credentialing. Manager shall monitor the licensing and credentials of the Professionals to ensure that the Professionals continue to meet credentialing guidelines set forth by the state, hospital and Practice in which the Professional provides Professional Medical Services, as well as the third party payors contracted with Practice. Professionals shall remain responsible for the maintenance of their licenses and credentials.

2.10 Planning and Budgeting. Manager shall assist Practice in short and long range planning, including the projection of personnel needs, proposals of benefit packages, analyses of future markets, and other necessary planning services. Practice shall prepare annual budgets (“Annual Budget”), which shall be submitted to Manager for its approval. Such Annual Budget must be acceptable to Manager so that Manager can ensure that it can fulfill its obligations under this Agreement. Practice agrees to operate within and in accordance with the Annual Budget unless a variance from the Annual Budget has been previously approved by Manager or such variance involves an emergency expenditure to maintain required staffing levels or treatment standards and approval of Manager could not be obtained in a timely manner due to such emergency. Notwithstanding the foregoing, Practice retains the responsibility for ensuring that adequate staffing levels are maintained, and must notify Manager if Practice is not adequately staffed at any point.

2.11 Insurance. Manager shall obtain and maintain, on behalf of Practice, such policies of general liability, professional liability and other appropriate insurance as are commercially available at limits of liability which are customarily maintained by similar enterprises. In the alternative, at the request of Manager, Practice shall maintain such policies with coverage and limits acceptable to Manager in its sole discretion. In no event shall Manager be liable under any circumstances if such coverage is deemed insufficient for any reason and Practice shall immediately notify Manager if any third party deems such coverage to be insufficient. Practice shall advise Manager in detail of any claims or possible claims against such insurance policies.

2.12 Compliance. Manager shall maintain, on behalf of itself and Practice, a Compliance Program, which supports the intent of the parties to comply with all applicable legal and regulatory requirements that affect healthcare providers. The Compliance Program will be operated in accordance with (1) a written Compliance Plan and Code of Conduct; (2) those compliance policies and procedures established by Manager to support the requirements and spirit of the Compliance Program; and (3) generally recognized and accepted healthcare industry compliance practices, established statutory and regulatory requirements, and sound business, legal and ethical principles.

2.13 Legal. Manager shall arrange for legal resources to facilitate hospital, health care entity and clinical employment contracting, real estate and other contract review, maintenance of corporate records and minute books, and general legal compliance.

2.14 Risk Management. Manager shall develop programs to identify areas of potential legal risk for the Practice and provide and coordinate risk management services and legal representation in the event of actual or anticipated litigation against Practice.

2.15 Research Support. Manager shall make available to Practice various resources and opportunities to enable Practice to participate in clinical research projects. Specifically, Practice authorizes Manager to negotiate the terms and conditions of research agreements between Practice and third parties; provided, however, that Practice will be a party to such research agreements and responsible for conducting the research in accordance with the terms of the executed agreements. Manager shall have no direct or indirect responsibility thereunder. In addition, Manager will develop and implement on behalf of Practice guidelines relating to research, assist Practice in developing opportunities to participate in research, generate funding for such participation, and coordinate the billing and management of research revenue, as well as other financial aspects of Practice’s involvement in research. Practice delegates and conveys upon Manager the right and responsibility to: (1) negotiate budgets and payments under any research agreement to which Practice is a party; and (2) handle the billing for and collection of such payments. Practice shall notify Manager about any changes in a protocol or developments during a clinical study which might impact a study budget and/or trigger a breach, termination or renegotiation of an agreement. Practice shall cooperate with Manager in the negotiation of the terms of research agreements, including development of fair market value rates for use in research budgets.

2.16 Education Support. Manager shall provide educational resources to Professionals, including resources to support continuing medical education and continuing nursing education requirements of the Professionals pursuant to state licensure laws.

2.17 Peer Review. Consistent with the Health Care Quality Improvement Act of 1986, 42 U.S.C. § 11101, Manager shall develop and maintain, on Practice’s behalf, programs to improve the quality of care provided by Professionals. Upon a request for peer review from management or a Professional, Manager shall arrange for a review by a qualified professional or professionals in the same or similar specialty as the Professional under review. Manager shall provide assistance to Practice in implementing recommendations or a corrective action plan, follow-up issues and fulfilling reporting obligations, if any.

2.18 Quality Improvement. Manager shall develop programs designed to improve the quality of care provided by the Professionals and encourage identification and adoption of clinical best practices. Practice and Manager acknowledge that, in connection with such quality improvement activities, it may be necessary to provide Manager with PHI and Practice and Manager agree to treat such information in accordance with section 2.20 hereof.

2.19 Additional Services. Although the parties have endeavored to reflect the management and administrative services that Manager shall provide hereunder, they expressly recognize that there may be additional services provided by Manager, it being the intent of the parties that all management and administrative services necessary for the operations of Practice be provided by Manager. Additional services also may be suggested by Practice and provided by Manager upon mutual agreement of the parties. In the event that Manager cannot perform any additional services that Practice may request, Manager shall arrange for the provision of such additional services.

2.20 HIPAA and Business Associate Status. Practice and Manager acknowledge that, in connection with the provision of Management Services under this Agreement, it may be necessary for Practice to provide Manager with Protected Health Information (“PHI”) (as defined in Exhibit B), and therefore, the Practice and Manager agree to enter into the Business Associate Agreement set forth in Exhibit B attached hereto and made a part hereof.

ARTICLE 3.

HOSPITAL CONTRACTS

3.1 Performance of Services. Practice may directly contract with hospitals and other healthcare entities for the provision of Professional Medical Services pursuant to Section 3.2 below. Practice hereby agrees to provide Professional Medical Services solely and exclusively to hospitals and other healthcare entities with which Manager has approved of the contract for the provision of such services by Practice. Such approval by Manager is intended to ensure that contracts contain appropriate financial terms and restrictive covenants, in keeping with the intent of this Agreement, so as to enable Manager to fulfill its obligations under this Agreement. Practice shall comply and require its Professionals to comply with the terms and conditions of this Section and such hospital and other healthcare entity contracts.

3.2 Negotiation of Contracts. Practice agrees not to negotiate, make, propose or execute any contract, nor allow any other party besides Manager to arrange for the Professional Medical Services of Practice or its Professionals during the term of this Agreement; provided, however, that Practice will execute agreements with hospitals that have been approved by Manager in accordance with Section 3.1 herein.

3.3 Privileges. The responsibilities of Manager hereunder do not include any duty to negotiate or obtain medical staff membership or clinical privileges for Professionals. At Manager’s request, such Professionals shall be required to (i) obtain necessary medical staff membership and clinical privileges; and (ii) to resign from medical staff membership and clinical privileges upon termination for any reason from Practice, upon termination of this Agreement, or as may be required to fulfill the contracts with hospitals and other healthcare entities.

3.4 Non-Competition. Practice agrees that neither Practice, nor its shareholders or Professionals, nor their heirs, assigns or successors in interest, shall contract with or arrange for the provision of Professional Medical Services at any hospital or other healthcare entity which has been a party to a contract with Manager or Practice for a period of eighteen (18) months following the termination of any such contract. Practice further agrees that, upon termination of this Agreement for any reason, it will not contract with or arrange for the provision of Professional Medical Services at any hospital or other healthcare entity at which Practice has provided services during the term hereof for a period of two (2) years following the termination of this Agreement. The parties specifically agree that this provision shall survive the termination of this Agreement for any reason and that Practice shall cause each shareholder and Professional to execute such further documents or instruments as Manager may request to evidence Section 3.3 of this Agreement.

3.5 Confidential Information. Practice agrees that neither Practice, nor its shareholders or Professionals, shall reveal to any person, association, or company, or shall use or otherwise exploit for their own benefit or for the benefit of anyone other than Manager, any Confidential Information (as defined below) concerning the organization, business or finances of Manager so far as they have come or may come to their knowledge, except as may be required in the ordinary course of performing their duties for the medical practice of Practice or except as may be in the public domain through no fault of their own, and they shall keep secret all matters entrusted to them and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to Manager. “Confidential Information” shall include, without limitation, any patents, patent applications, licenses, copyrights, trademarks, trade names, service marks, service names, “know-how,” trade secrets, customer or patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotional and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas or improvements of Practice, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof.

Practice, its shareholders and Professionals agree to promptly return to Manager any Confidential Information in their possession upon disassociation or termination for any reason from Practice or upon the termination of this Agreement for any reason.

The parties specifically agree that the provisions of this Section 3.5 shall survive termination of this Agreement for any reason and that Practice shall cause each shareholder and Professional to execute such further documents or instruments as Manager may request to evidence Section 3.5 of this Agreement.

3.6 Breach of Covenants. The parties hereto agree that damage to Manager would be irreparable and incalculable should Practice or its shareholders, Professionals or other employees, affiliates or agents violate the covenants contained in Section 3 of this Agreement. Without limitation of any other legal or equitable rights which Manager may possess, Practice expressly agrees that Manager or its assigns shall be entitled to injunctive relief without the necessity of first proving damages in the event of a threatened or actual breach of such covenants by Practice, its shareholders, Professionals or other employees, affiliates or agents. Said right to temporary or injunctive relief shall exist notwithstanding any dispute, controversy or allegation of breach by Practice hereunder or otherwise. Practice shall cause its shareholders, Professionals and other employees, affiliates or agents to execute appropriate documents as necessary to effectuate this provision.

ARTICLE 4.

LIMITATION ON MANAGEMENT SERVICES

Notwithstanding any other provision to the contrary contained in this Agreement, Manager shall exercise no control nor have any responsibility for the Professional Medical Services rendered to any patient by the Professionals. Manager and Practice agree that it is not the intent of this Agreement to interfere with the professional clinical judgment of the Professionals. Manager shall not, in any manner, directly or indirectly regulate or control the Professional’s independent clinical judgment concerning the practice of medicine or the diagnosis and treatment of patients. All decisions relating to patient care and treatment shall be made by a licensed physician or other clinical provider in his or her sole and absolute discretion. Any licenses, permits or other certifications which Practice or its Professionals may need to provide Professional Medical Services shall be the sole responsibility of Practice and such Professionals. The shareholder(s) of Practice agree to perform all medical management deemed necessary or advisable by either Practice or Manager to satisfy hospital agreements, third party payor relationships, and good medical practice organization and management.

Practice shall retain responsibility for the hiring, termination, training or supervision of Professionals employed or otherwise retained by Practice. Any Professional employed or otherwise retained by Practice shall be retained pursuant to an agreement which contains terms and conditions concerning Practice’s finances and restrictive covenants that are satisfactory to Manager and in keeping with the intent of this Agreement, so as to enable Manager to fulfill its obligations under this Agreement. Practice agrees to ensure that Professionals perform the obligations of their respective agreements (including employment agreements) in accordance with the terms and conditions of such agreements and this Agreement, as the case may be. Manager shall have final approval of any amendments, waivers or termination of employment agreements made by Practice which affect Practice’s finances or restrictive covenants.

ARTICLE 5.

BOOKS AND RECORDS

Practice shall have the right to inspect the books and records of Manager regarding its collections, billing, accounting and other functions provided by Manager on behalf of Practice.

ARTICLE 6.

COMPENSATION AND EXPENSES

6.1 Compensation. For all services rendered by Manager in accordance with this Agreement, Practice shall pay Manager those sums described in “Exhibit A,” which is attached to and made a part of this Agreement. “Exhibit A” may be amended from time to time by Manager to reflect industry standards and the range of services provided by Manager.

6.2 Expenses. Manager shall pay all costs and expenses of Practice out of the revenues of Practice.

ARTICLE 7.

TERM AND TERMINATION

7.1 The parties intend that the term of the arrangements under this Agreement shall be permanent, subject only to the rights of termination pursuant to Sections 7.2, 7.3 and 7.4 hereof.

7.2 Termination by Manager with Cause. This Agreement may be terminated by Manager upon a material breach of any provision of this Agreement by Practice which is not cured within thirty (30) days after written notice is given to Practice specifying the nature of the alleged breach.

7.3 Termination by Manager without Cause. This Agreement may be terminated by Manager without cause upon sixty (60) days written notice to Practice.

7.4 Termination by Practice with Cause. This Agreement may be terminated by Practice only in the event of gross negligence, fraud or other illegal acts of Manager; provided, that such events must first have been proven in a court of competent jurisdiction and all appeal rights related thereto have been exhausted prior to any termination pursuant to this Section 7.4. Except as provided in this Section 7.4, under no circumstances shall Practice have the right to terminate this Agreement.

ARTICLE 8.

STATUS OF MANAGER

In the performance of the duties, responsibilities and obligations required by this Agreement, Manager shall at all times be performing as an independent contractor of Practice. No act, work, commission or omission by Manager pursuant to the terms and conditions of this Agreement shall be construed to make or render Manager an agent, servant or employee of, or joint venturer with, Practice. Nothing in this Agreement limits the right of Manager to provide any services or products or enter into any contractual arrangements with any person or entity, including, without limitation, persons or entities in similar businesses or in competition with Practice.

ARTICLE 9.

MISCELLANEOUS

9.1 Notices. Any notice required or permitted to be given hereunder to either party shall be deemed given if sent by hand delivery, by registered or certified mail, return receipt requested, or by overnight mail delivery for which evidence of delivery is obtained by the sender, to such party at:

Practice:
[ADDRESS]

Manager:
[ADDRESS]

9.2 Limitation of Assignment. This Agreement shall not be assigned by Practice without the prior express written consent of Manager. This Agreement may be assigned by Manager unilaterally and without consent of the Practice.

9.3 Binding on Successors in Interest. The provisions of, and obligations arising under, this Agreement shall extend to, be binding upon and inure to the benefit of the successors and assigns of each party.

9.4 Severability; Changes in Law. If any part of this Agreement is determined to be invalid, illegal, inoperative, or contrary to law or professional ethics, that part shall be reformed, if possible, to conform to law and ethics; the remaining parts of this Agreement shall be fully effective and operative to the extent reasonably possible. If any restriction contained in this Agreement is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions shall be enforced independently of each other.

9.5 Conformance with Law. Each party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state and local laws, rules and regulations.

9.6 Time of the Essence. Time shall be of the essence with respect to each and every term, covenant and condition of this Agreement.

9.7 Entire Agreement/Amendment. This Agreement supersedes all previous contracts between the parties relating to the subject matter hereof, and, together with the Joinder and any Exhibits expressly incorporated herein, constitutes the entire agreement between the parties. Oral statements or prior written materials not specifically incorporated in this Agreement shall not be of any force and effect. In entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in the Agreement and no others. Except as provided in Section 6.1, no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by an authorized officer or agent of Practice and Manager.

9.8 Governing Law. This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall properly be in Broward County, Florida.

9.9 Third Party Beneficiaries. This Agreement shall not be construed to create any third party beneficiaries.

9.10 Waiver of Breach. No provision of this Agreement shall be deemed waived unless evidenced by a written document signed by an authorized officer or agent of Practice and Manager. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

9.11 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Gender and Number. When the context of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

9.13 Execution. This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

9.14 Additional Assurances. The provisions of this Agreement are self-operative and do not require further agreement by the parties; provided, however, at the request of either party the other shall execute any additional instruments and take any additional acts that Manager may deem reasonably necessary to effectuate this Agreement.

9.15 Force Majeure. Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any similar or dissimilar cause beyond the reasonable control of either party.

9.16 Authority. Each signatory to this Agreement represents and warrants that he/she possesses all necessary capacity and authority to act for, sign, and bind the respective entity on whose behalf he/she is signing.

9.17 Security. As security and collateral for (i) the obligations of Practice to Manager under this Agreement, and (ii) any loans from Manager to Practice (whether made before or after the date hereof), Practice hereby grants a first security interest to Manager in all tangible and intangible assets of Practice, whether now owned or later acquired, and to all proceeds from such assets. Additionally, the shareholder(s) of Practice pledges, as security for his, her, or their obligation to Manager and the obligations of Practice to Manager, all of the shares of Practice owned by him, her, or them and shall place such shares in the possession of Manager. Practice and the shareholder(s) of Practice agree to execute such further documents and instruments as may be deemed necessary or desirable by Manager, in Manager’s sole discretion, to effect the provisions of this Section.

9.18 No Duty to Patients. Nothing in this Agreement is intended by the parties to create or imply a duty by Manager to Practice’s patients or patients of the hospitals or other healthcare facilities in which the Professionals provide services.

9.19 No Duty to Patients Undertaken. Nothing in this Agreement is intended by the parties to be an assumption by Manager of a duty to Practice’s patients or patients of the hospitals or other healthcare facilities in which the Professionals provide services.

9.20 No Limitation on Professional Medical Services. Nothing in this Agreement is intended by the parties to limit or control in any way, services provided by the Practice’s Professionals.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or agents.

“Practice”	“Manager”

By	By
Name:	Name:
Title:	Title: